Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registrations Statements on Forms S-8 (No. 333-86116, 333-92471 and 333-97867) of our report dated March 27, 2003 on our audit of the consolidated financial statements of Digital Angel Corporation and subsidiaries for the year ended December 31, 2002, included in the Annual Report on Form 10-K.

Our report included explanatory paragraphs indicating that substantial doubt exists about the Company’s ability to continue as a going concern and about the Company’s adoption of the new standard addressing financial accounting and reporting for goodwill subsequent to an acquisition.

Eisner LLP

Florham Park, New Jersey

March 31, 2003